Exhibit 99.1

          OraLabs Holding Corp. Receives Notice From Nasdaq

   ENGLEWOOD, Colo.--(BUSINESS WIRE)--Oct. 17, 2002-- OraLabs Holding Corp. (Nasdaq:OLAB) announced today that on October 15, 2002, OraLabs Holding Corp. (the "Company") received a letter from The Nasdaq Stock Market, Inc. ("Nasdaq") notifying the Company that for the last 30 consecutive trading days, the Company's common stock has not maintained a minimum market value of publicly held shares ("MVPHS") of $1,000,000.00 as required for continued inclusion by Marketplace Rule 4310(c)7 (the "Rule"). In accordance with Marketplace Rule 4310(c) (8)
(B), the Company is provided with 90 calendar days, or until January 13, 2003, to regain compliance. If, at any time before January 13, 2003, the MVPHS of the Company's common stock is $1,000,000.00 or more for a minimum of 10 consecutive trading days, Nasdaq will provide written notification that the Company complies with the Rule (although under certain circumstances, the Nasdaq Staff may require that the MVPHS equals $1,000,000.00 or greater for more than 10 consecutive trading days before determining that the Company complies). If compliance with the Rule cannot be demonstrated by January 13, 2003, Nasdaq will provide written notification that the Company's securities will be delisted, and at that time, the Company may appeal the determination to a Listing Qualification Panel. There can be no assurance that such an appeal would be successful.

   OraLabs, Inc. manufactures Ice Drops(R) brand oral care products, Lip Rageous(R), Lip Naturals(TM), Chap Ice(R), Essential Lip Moisturizer(TM), and brands of lip balm. The product line includes breath drops, breath sprays, sour drops and sprays, lip balms and a variety of private label products. The Company's products are sold through more than 50,000 retail outlets in the United States and in over 35 foreign markets. Additionally, OraLabs supplies products to various Airlines.
   The Company's dietary supplement products include Glucosamine + MSM, 5-HTP, Breast Plus(TM), Cheat & Lean(TM).

   Forward-Looking and Cautionary Statements

   Except for historical information and discussions contained herein, statements included in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to statements regarding anticipated sales growth, expectations regarding financial results for the quarter and expectations regarding future outcomes. These statements are based on the company's current beliefs and expectations as to such future outcomes. These statements involve a number of risks, uncertainties, and other factors that could cause results to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.

    CONTACT: OraLabs, Inc., Englewood, Colo.
             Gary Schlatter, 303/783-9499
             gschlatter@oralabs.com